UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO

SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  August 15, 2014

BOLDFACE GROUP, INC.

(Exact Name of Registrant as Specified in Charter)

Nevada	333-148722	02-0811868
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1945 Euclid Street Santa Monica, CA		90404
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code:  (310) 450-4501

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01             Entry into a Material Definitive Agreement.

On August 15, 2014 (the “Closing Date”), BOLDFACE Group, Inc., a Nevada corporation (the “Company”), executed a promissory note (the “Note”) with Hillair Capital Investments L.P. (the “Investor”) for the principal sum of $309,000.00.  The Note is secured against the assets of the Company and each Subsidiary, has a maturity date of July 1, 2015 and bears interest at 8% per annum. The net proceeds of the Offering will be used for general working capital.

Under the terms of the Note, the Investor shall have the right, for no additional consideration while the Note is outstanding, to exchange the Note (and any other notes then outstanding) into an 8% Original Issue Discount Senior Secured Convertible Debenture, which Debenture shall be otherwise identical in all respects and have all the rights as the 8% Original Issue Discount Senior Secured Convertible Debenture of the Company issued on July 8, 2014. The new Debenture shall have a principal amount equal to the principal amount hereunder plus any accrued but unpaid interest hereon.

If any Event of Default (as defined in the Note) occurs, the full principal amount of the Note, plus all accrued interest, shall become, at the Investor’s election, immediately due and payable in cash.  Commencing 2 days after the occurrence of any Event of Default that results in the acceleration of the Note, the interest rate on the Note shall accrue at the rate of 18% per annum, or such lower maximum amount of interest permitted to be charged under applicable law.

Item 2.03             Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth under Item 1.01 of this Current Report is hereby incorporated by reference into this Item 2.03.

Item 9.01             Financial Statements and Exhibits.

EXHIBIT NUMBER	DESCRIPTION
4.1	Form of Promissory Note Issued on August 15, 2014*

*  FILED HEREWITH

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, Boldface Group, Inc. has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BOLDFACE GROUP, INC.

/s/ Ashumi Shippee
Ashumi Shippee
Chief Financial Officer

Dated: August 21, 2014